SCHEDULE 14A INFORMATION
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material to Rule 14a-11(c) or Rule 14a-12

WEBSENSE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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10240 Sorrento Valley Road

San Diego, California 92121

April 30, 2003

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Websense, Inc., which will be held at the offices of the Company at 10240 Sorrento Valley Road, San Diego, California on Wednesday, June 11, 2003 at 11:00 a.m. Pacific Daylight Time.

      Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

      In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

John B. Carrington
Chairman and Chief Executive Officer

San Diego, California

YOUR VOTE IS VERY IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

10240 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 11, 2003

       The Annual Meeting of Stockholders of Websense, Inc. (the “Company”) will be held at the executive offices of the Company at 10240 Sorrento Valley Road, San Diego, California on Wednesday, June 11, 2003, 11:00 a.m. Pacific Daylight Time. The following matters are to be acted upon and are more fully described in the Proxy Statement accompanying this Notice:

1.	To elect 2 directors to serve for three-year terms ending at the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on April 15, 2003 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

Douglas C. Wride,
Chief Financial Officer and Corporate Secretary

San Diego, California

Dated: April 30, 2003

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT
FORM 10-K

WEBSENSE, INC.

10240 Sorrento Valley Road
San Diego, California 92121

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 11, 2003

       These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of Websense, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at 10240 Sorrento Valley Road, San Diego, California (referred to herein as the “Annual Meeting” or the “Meeting”) and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to stockholders of record as of April 15, 2003 beginning on or about April 30, 2003.

PURPOSE OF MEETING

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

SOLICITATION

      The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone, facsimile or email. The Company has contracted with U.S. Stock Transfer Corporation (“USST”) to solicit proxies on the Board of Directors’ behalf.

      The anticipated cost of the proxy solicitation expenses by USST is approximately $20,000, which is expected to constitute substantially all of the Company’s expenses in connection with the solicitation of security holders. USST will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy material to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of the Company’s Common Stock.

VOTING

      The record date for determining those stockholders who are entitled to notice of, and to vote at, the Meeting has been fixed as April 15, 2003. As of April 15, 2003, the Company had approximately 21,867,618 outstanding shares of Common Stock (the “Common Stock”). The Company’s Restated Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each share of Common Stock is entitled to one vote on matters brought before the Meeting. Stockholders may not cumulate votes in the election of directors.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A broker “non-vote” occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. However, the directors will be elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Votes that are withheld will be excluded entirely from the vote and will have no effect. All other matters to be acted upon by the stockholders at the Annual Meeting will require the approval of the holders of a majority of the outstanding common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to such matters, abstentions are not affirmative votes and, therefore, will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

      If your Websense shares are held by a broker, bank or other nominee rather than directly in your own name, you are considered a beneficial owner and not a stockholder of record. If you are a beneficial owner, your broker, bank or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. Most nominees also make Internet or telephone voting procedures available to their beneficial owners. Please consult your voting instruction form for the specific procedures available.

PROXIES

      If the enclosed form of proxy is properly signed and returned, the shares represented by the proxy will be voted at the Annual Meeting and will be voted by the proxyholder as specified by the person solicited. If no instructions are given on the executed proxy, the proxy will be voted FOR all nominees and IN FAVOR of all proposals described. You may revoke or change your proxy at any time before the Annual Meeting by filing with Douglas C. Wride, the Company’s Chief Financial Officer and Corporate Secretary, at 10240 Sorrento Valley Road, San Diego, California 92121, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of six persons. The class whose term of office expires at the Annual Meeting currently consists of two directors. Each director elected to this class will serve for a term of three years, expiring at the 2006 annual meeting of stockholders, or until his successor has been duly elected and qualified. Each of the nominees listed below is currently a director of the Company. Only directors who are members of the class of directors whose term expires at the Annual Meeting will be elected at the Annual Meeting, and proxies cannot be voted for a greater number of directors than two.

      There is currently one vacant seat on the Company’s Board of Directors, following Robert J. Loarie’s resignation from the Board effective April 30, 2003. Mr. Loarie, a Managing Director of Morgan Stanley, was the last remaining director affiliated with the Company’s pre-IPO venture capital investors, and he left the Board after 5 distinguished years of service to the Company in order to focus on more recent venture capital investments. The Company intends to eliminate the vacancy on the Board by reducing the size of the Board to six directors.

      The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for the Term Ending At the 2006 Annual Meeting of Stockholders

      Bruce T. Coleman, 64, served as our interim Chief Executive Officer from November 1998 to May 1999, and continues to be a Director, a position he has held since November 1998. Mr. Coleman has served as the Chief Executive Officer of El Salto Advisors, an interim executive firm, since November 1991. From October

2000 to August 2001, he served as Chief Executive Officer of Stamps.com, a provider of Internet mailing and shipping services. From October 1999 to May 2000, Mr. Coleman served as Chief Executive Officer of Rogue Wave Software, an enterprise systems software provider. From July 1997 to June 1998, Mr. Coleman served as Chief Executive Officer of Open Horizon, Inc., a provider of Java-based software, and from December 1995 to July 1996, he served as Chief Executive Officer of Computer Network Technology, Inc., a provider of networking hardware and software. From September 1994 to May 1995, Mr. Coleman also served as Chief Executive Officer of Fischer International, a provider of e-mail and security software. Mr. Coleman also serves as a director of Printronix, Inc., a publicly traded provider of printing solutions, supplies and services. He received a B.A. in Economics from Trinity College and an M.B.A. from Harvard Business School.

      John F. Schaefer, 60, has served as a Director since May 2001. Since November 1994, Mr. Schaefer has served as Chairman and Chief Executive Officer of Phase Metrics, which was a publicly traded producer of technically advanced process and production test equipment for the data storage industry until substantially all of its assets were purchased by KLA-Tencor Corporation in April 2001. Since that time, Mr. Schaefer’s responsibilities for Phase Metrics have principally related to oversight of certain post-acquisition matters. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer and a Director of McGaw, Incorporated, a producer of intravenous products and devices. From 1989 to 1991, Mr. Schaefer was President, Chief Executive Officer and a Director of Levolor Corporation, a manufacturer of custom window treatment systems. Between 1974 and 1988, Mr. Schaefer was a Corporate Officer and Director of Baker Hughes, Inc., a provider of services and equipment for the oilfield and process industries. Mr. Schaefer served as a Staff Assistant to the President of the United States between 1971 and 1974. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School.

Continuing Directors for Term Ending At the 2005 Annual Meeting of Stockholders

      Mark S. St.Clare, 56, has served as a Director since October 2002. From November 2000 to October 2002, Mr. St.Clare served as Chief Financial Officer of Access360, a provider of identity management software, until that company’s acquisition by IBM. Mr. St.Clare previously served as Chief Financial Officer of Nexgenix, Inc., a supplier of Internet professional services, from February 2000 to November 2000. From January 1985 to February 2000, Mr. St.Clare served as Senior Vice President and Chief Financial Officer of FileNET Corporation, a publicly held software company. Mr. St.Clare also served as Secretary of FileNET from June 1993 to February 1999. He received a B.S. in Business Administration from the University of Denver.

      Peter C. Waller, 48, has served as a Director since March 2001. Since March 2001, Mr. Waller has served as Chief Executive Officer of ThreeSixty Sourcing, a provider of imported consumer goods. From June 1997 to February 2001, Mr. Waller served as the President of Taco Bell Corp., an international food service chain that became a subsidiary of Tricon Global Restaurants after it was spun off from Pepsico in 1997. Mr. Waller previously served as Chief Marketing Officer of Taco Bell Corp. from January 1996 to May 1997. From 1990 to 1995, Mr. Waller held senior marketing positions with KFC, an international food service chain, in Western Europe, Australia and for the last two of those years, as Chief Marketing Officer of the USA operations. During the previous fifteen years, Mr. Waller held various marketing and brand manager responsibilities with Procter and Gamble, an international consumer goods manufacturer, Braun GmbH, an international subsidiary of Gillette Inc. which manufactures small electrical appliances, and Nabisco, an international manufacturer of biscuits, snacks and grocery products, in England, Germany, Canada and the USA. Mr. Waller received his M.A. from Oxford University, England.

Continuing Directors for Term Ending At the 2004 Annual Meeting of Stockholders

      John B. Carrington, 59, has served as the Company’s Chief Executive Officer since May 1999 and has served as a Director and Chairman since June 1999. Mr. Carrington also served as the Company’s President from May 1999 to January 2003. Prior to joining Websense, Mr. Carrington was Chairman, President and Chief Executive Officer of Artios, Inc., a provider of hardware and software design solutions to companies in the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. From September 1991 to October 1995, Mr. Carrington was President and Chief Executive Officer of Digitalk, Inc.,

a software development tools company, which was merged to form ParcPlace-Digitalk, Inc. He received his B.S. in Business Administration from the University of Texas.

      Gary E. Sutton, 60, has served as a Director since June 1999. Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, Chief Executive Officer and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was chairman of Knight Protective Industries, a security systems provider. Mr. Sutton is also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. Mr. Sutton authored the book Profit Secrets of a No-Nonsense CEO and several other titles. He received his B.S. from Iowa State University.

Board Meetings and Committees

      The Company’s Board of Directors held five meetings during the year ended December 31, 2002. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and all committee members are independent directors (as “independent director” is defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers). Each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). The Board of Directors has adopted written charters for each of its committees.

      The Compensation Committee currently consists of Mr. Coleman (chairperson), Mr. Sutton and Mr. Waller. The Compensation Committee recommends, reviews and oversees the salaries, benefits and stock option plans for the Company’s employees, consultants, directors and other individuals compensated by the Company. The Compensation Committee also reviews the Company’s compensation plans. The Compensation Committee held five meetings during the year ended December 31, 2002.

      The Audit Committee currently consists of Mr. St.Clare (chairperson), Mr. Schaefer and Mr. Sutton. The Audit Committee reviews, acts on and reports to the full Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the annual audits, the fees to be paid to the independent auditors and the accounting practices of the Company. The Audit Committee met five times during the year ended December 31, 2002.

      The Nominating and Corporate Governance Committee currently consists of Mr. Schaefer (chairperson), Mr. St.Clare, and Mr. Sutton. The Nominating and Corporate Governance Committee selects the nominees to serve on the Company’s Board of Directors and can fill vacancies on the Board. The Committee also develops and assesses corporate governance policies for the Company, including oversight of internal evaluations of the Board. The Nominating and Corporate Governance Committee was formed in January 2003, and therefore did not meet in 2002.

      The Nominating and Corporate Governance Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 2(c) of the Company’s Restated Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Corporate Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Stockholder Proposals for the 2004 Annual Meeting.” Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder.

Director Compensation

      Directors did not receive cash compensation for their service on our Board of Directors for 2002. Non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Commencing in 2003, non-employee directors will also be compensated at the rate of $1,500 per meeting of the Board attended in person and $750 per such meeting attended by telephone, and $1,000 per meeting of the Audit Committee attended in person or by telephone. The chairman of the Audit Committee will be compensated an additional $1,000 per meeting of the Audit Committee attended in person and an additional $500 per such meeting attended by telephone. The chairman of the Compensation Committee will be compensated an additional $500 per meeting of the Compensation Committee attended in person or by telephone. All Board compensation based on attendance at meetings will be paid quarterly in arrears. Additional fees may be paid to directors based on performance of special projects, but no such payments were made in 2002 and none are presently anticipated for 2003.

      Under the Automatic Option Grant Program in effect under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), each individual who first joins the Board of Directors as a non-employee Board Member anytime after March 28, 2000 will receive, on the date of such initial election or appointment, an automatic option grant to purchase 50,000 shares of the Company’s Common Stock, provided that such person has not previously been in the employ of the Company (as such terms are defined in the 2000 Plan). In addition, on the date of each Annual Stockholders meeting held after March 28, 2000, each individual who continues to serve as a non-employee Board Member will automatically be granted an option to purchase 2,500 shares of the Company’s Common Stock, provided such individual has served as a non-employee Board Member for at least six months prior to such meeting. Each grant under the Automatic Option Grant Program is immediately exercisable and will have an exercise price per share equal to the fair market value per share of the Company’s Common Stock at the Nasdaq close on the option grant date, and will have a maximum term of 10 years, subject to earlier termination or repurchase should the director cease to serve as a Board Member. The shares subject to each initial 50,000-share automatic option grant will vest in a series of four successive equal annual installments upon the optionee’s completion of each year of Board Service over the four-year period measured from the grant date. The shares subject to each annual 2,500-share automatic option grant will vest upon the optionee’s completion of one year of Board Service measured from the grant date. However, the shares will immediately vest in full upon changes in control or ownership or upon the optionee’s death or disability.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent public auditors for the Company during the year ended December 31, 2002, to serve in the same capacity for the year ending December 31, 2003, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

      In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

      A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year ended December 31, 2002 were $135,683.

Financial Information Systems Design and Implementation Fees

      No professional services were rendered by Ernst & Young LLP to the Company in connection with financial information systems design and implementation in fiscal year 2002.

All Other Fees

      The aggregate fees billed by Ernst & Young LLP for professional services other than as stated above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” were (i) $385,445 for U.S. and international income tax consulting and compliance services, and (ii) $9,822 for registration statements, audit of employee benefit plans, due diligence and consents. The audit committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2003.

AUDIT COMMITTEE REPORT

      The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2002, included in the Company’s Annual Report on Form 10-K for that year.

      The audit committee has reviewed and discussed these audited financial statements with management of the Company.

      The audit committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

      The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

      Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the
Board of Directors,

Mark S. St.Clare
John F. Schaefer
Gary E. Sutton

OTHER MATTERS

      The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

OWNERSHIP OF SECURITIES

      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 28, 2003, by:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each current director and nominee for director;

•	each of our executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement; and

•	all current directors and executive officers as a group.

      Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 21,810,630 shares of common stock outstanding as of February 28, 2003, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

	Number of
	Shares
	Beneficially
Name and Address	Owned	Percent

Named Executive Officers, Directors and Nominees for Directors:
John B. Carrington(1)	602,411	2.69%
Douglas C. Wride(2)	105,277	*
Andrew Meyer(3)	105,911	*
Curt Staker(4)	108,041	*
Kian Sanaii(5)	57,625	*
William Goldbach(6)	35,416	*
Bruce T. Coleman(7)	120,000	*
John F. Schaefer(8)	56,500	*
Gary E. Sutton(9)	37,916	*
Peter C. Waller(10)	52,500	*
Mark St. Clare(11)	51,000	*
5% Stockholders
T. Rowe Price Associates, Inc.(12)	2,220,700	10.18%
100 East Pratt Street Baltimore, Maryland 21202-1009
RS Investment Management Co. LLC(13)	1,548,050	7.10%
388 Market Street, 17th Floor San Francisco, CA 94111-5312
All of our executive officers and directors as a group (15 persons)	1,558,641	6.69%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Consists of 602,411 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(2)	Includes 103,277 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(3)	Includes 105,083 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003

(4)	Consists of 108,041 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(5)	Consists of 57,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(6)	Consists of 35,416 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(7)	Includes 45,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, 2,500 of which are presently unvested and therefore subject to certain rights of repurchase by the Company.

(8)	Includes 52,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, 40,000 of which are presently unvested and therefore subject to certain rights of repurchase by the Company.

(9)	Consists of 37,916 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, 2,500 of which are presently unvested and therefore subject to certain rights of repurchase by the Company.

(10)	Consists of 52,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, 27,500 of which are presently unvested and therefore subject to certain rights of repurchase by the Company.

(11)	Includes 50,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, all of which are presently unvested and therefore subject to certain rights of repurchase by the Company.

(12)	Pursuant to an amended Form 13G filed with the SEC on March 10, 2003, T. Rowe Price Associates, Inc. has reported that as of December 31, 2002 it had sole investment discretion over all 2,220,700 shares and sole voting authority over 594,100 of such shares.

(13)	Pursuant to a Form 13G filed with the SEC on February 18, 2003, RS Investment Management Co. LLC has reported that as of December 31, 2002 it had shared investment discretion and shared voting authority over all 1,548,050 shares with RS Investment Management, L.P. (of which RS Investment Management Co. LLC is the General Partner) and G. Randall Hecht (who is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P.).

(14)	Includes 1,471,681 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, 122,500 of which are presently unvested and therefore subject to certain rights of repurchase by the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation earned by the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 2002 was in excess of $100,000 for services rendered in all capacities to the Company. One other officer is included in the table who, if not for his change in executive status during the year, would have otherwise been included in the table on the basis of salary and bonus earned for the 2002 fiscal year. The listed individuals shall be hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Securities
	Fiscal			Underlying Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Options Granted	Compensation

John B. Carrington(1)	2002	$360,577	$209,571	80,000	$1,022
Chairman and	2001	$287,076	$214,878	60,000	$1,022
Chief Executive Officer	2000	$213,539	$102,115	—	$—
Douglas C. Wride(2)	2002	$240,385	$69,212	80,000	$767
Vice President and Chief	2001	$194,615	$64,078	60,000	$767
Financial Officer	2000	$162,692	$59,265	—	$—
Andrew Meyer(3)	2002	$226,921	$29,569	30,000	$971
Vice President of	2001	$207,722	$27,716	30,000	$971
Marketing	2000	$198,462	$29,677	—	$—
Curt Staker(4)	2002	$210,000	$171,135	50,000	$991
President	2001	$178,500	$212,666	250,000	$97,027
Kian Saneii(5)	2002	$218,269	$32,353	10,000	$896
Vice President of Business Development	2001	$70,154	$15,698	150,000	$8,674
William M. Goldbach(6)	2002	$155,000	$99,102	—	$7,231
Vice President of	2001	$14,904	$29,500	100,000	$561
Sales, North America

(1)	Mr. Carrington also served as President of the Company through 2002, until Mr. Staker was promoted to that position in January 2003. All other compensation represents a Company-paid premium for executive long term disability.

(2)	All other compensation represents a Company-paid premium for executive long term disability.

(3)	All other compensation represents a Company-paid premium for executive long term disability.

(4)	Mr. Staker commenced employment in February 2001, served as Executive Vice President of Worldwide Sales through 2002, and was promoted to President of the Company in January 2003. In 2002, all other compensation represents a Company-paid premium for executive long term disability. In 2001, all other compensation represents payments made on Mr. Staker’s behalf relating to his relocation in the amount of $96,284 as well as a Company-paid premium for executive long term disability.

(5)	Mr. Saneii commenced employment in August 2000. In 2002, all other compensation represents a Company-paid premium for executive long term disability. In 2001, all other compensation represents consulting fees of $8,375 as well as a Company-paid premium of $299 for executive long term disability.

(6)	Mr. Goldbach commenced employment in November 2001. In 2002, all other compensation represents car allowance payments of $6,500 and a Company-paid premium of $731 for executive long term disability. In 2001, all other compensation represents car allowance payments of $500 and a Company-paid premium of $61 for executive long term disability. During 2002, Mr. Goldbach’s position was re-classified as a non-executive officer position.

Stock Options

      The following table contains information concerning the stock options granted to the Named Executive Officers in the fiscal year ended December 31, 2002. We have not granted any stock appreciation rights.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of				Annual Rate of Stock
	Securities	% of Total			Price Appreciation
	Underlying	Options	Exercise		for Option Term(1)
	Options	Granted to	Price per	Expiration
Name(2)	Granted(3)	Employees	Share(4)	Date	5%	10%

John B. Carrington	80,000	5.0%	$27.86	01/22/12	$1,401,680	$3,552,133
Douglas C. Wride	80,000	5.0%	$27.86	01/22/12	$1,401,680	$3,552,133
Andrew Meyer	30,000	1.9%	$27.86	01/22/12	$525,630	$1,332,050
Curt Staker	50,000	3.1%	$27.86	01/22/12	$876,050	$2,220,083
Kian Saneii	10,000	0.6%	$27.86	01/22/12	$175,210	$444,017

(1)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2)	Mr. William Goldbach received a stock option grant in connection with the commencement of his employment with the Company in November 2001, and therefore did not receive a stock option grant in 2002.

(3)	Each of the options granted have a maximum term of ten years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Each of the options granted will become exercisable for 25% of the shares upon the completion of one year of service measured from the applicable grant date and will become exercisable for the remaining shares in equal monthly installments over the next 36 months of service thereafter. However, each of the options will immediately become exercisable for all of the option shares in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity, or if the optionee’s service with the Company is involuntarily terminated within 18 months following such merger or asset sale or within 18 months following a hostile change in control or ownership of the Company. The grant dates for the options set forth in the table are January 23, 2002.

(4)	The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

Option Exercises and Holdings

      The following table provides information, with respect to the Named Executive Officers, concerning their exercise of options during the year ended December 31, 2002 and unexercised options held by them as of the end of such fiscal year. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at December 31, 2002		at December 31, 2002(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John B. Carrington	314,964	$6,868,283	551,731	212,813	$11,200,598	$2,434,674
Douglas C. Wride	104,000	$2,241,883	68,277	148,750	$1,105,382	$1,088,881
Andrew Meyer	37,500	$792,750	76,541	78,959	$1,380,025	$820,031
Curt Staker	43,000	$513,010	71,583	185,417	$535,512	$1,013,055
Kian Saneii	8,000	$56,280	42,000	110,000	$211,722	$504,100
William M. Goldbach	—	—	27,083	72,917	—	—

(1)	Amount based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.

(2)	Based upon the market price of $21.361 per share, which was the closing selling price per share of Common Stock on the Nasdaq National Market on December 31, 2002, minus the per-share exercise price of the option.

Employee Contracts and Change of Control Arrangements

      Employment Agreement of John B. Carrington. Upon his initial employment with the Company in May 1999, the Company entered into an employment agreement with Mr. Carrington to serve as President and Chief Executive Officer. This agreement provides for an initial term of two years which term shall be automatically extended for successive one-year periods unless terminated by the Company prior to April 30 of any year. The agreement has not been terminated by the Company. The agreement provides that Mr. Carrington’s salary and bonus shall be determined by the Company’s Board of Directors but shall not be less than $200,000 per year. Under his employment agreement, Mr. Carrington was granted an option to purchase 975,000 shares of the Company’s common stock, which vests over a four-year period, 25% of which vested upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Upon a change in control, all of Mr. Carrington’s option shares that remain unvested will vest in full. Mr. Carrington was also granted an option to purchase 325,000 shares of the Company’s common stock, which he exercised in May 1999 and which is now fully vested.

      If Mr. Carrington’s employment is terminated by the Company other than for cause, or is terminated by Mr. Carrington upon breach of his employment agreement by the Company, he is entitled to receive, as severance, a lump sum payment equal to 50% of his base salary and 50% of his average annual bonus earned under this agreement. Notwithstanding the foregoing, if within two years following a change of control, Mr. Carrington’s employment is terminated by the Company other than for cause, is terminated by Mr. Carrington upon breach of his employment agreement by the Company, or is constructively terminated, he is entitled to receive, as severance, a lump sum payment equal to 150% of his base salary and 150% of his average annual bonus earned under this agreement.

      Employment Agreement of Douglas C. Wride. In June 1999, the Company entered into an employment agreement with Mr. Wride to serve as Chief Financial Officer. This agreement provides that Mr. Wride will be employed “at will” and paid an annual base salary of at least $150,000. In addition, Mr. Wride will be eligible to receive a bonus of up to 20% of his annual base salary. The Company’s Board of Directors retains discretion to grant Mr. Wride additional compensation. Under his employment agreement, Mr. Wride was granted an option to purchase 300,000 shares of the Company’s common stock, which vest in equal monthly installments over a four-year period.

      If Mr. Wride’s employment is terminated by the Company other than for cause, he is entitled to receive, as severance, six months of continuation of his base salary and he will also be entitled to vest in the number of shares of the Company’s common stock that would have become vested under his options if his employment had continued for an additional six months. Notwithstanding the foregoing, if within one year following a change of control, Mr. Wride is terminated other than for cause, he is entitled to receive, as severance, one year of continuation of his base salary and he will also be immediately vested in all of his option shares.

      No employment contract exists with any of the other Named Executive Officers of the Company.

      In the event that we are acquired by merger or asset sale, each outstanding option held by our Named Executive Officers which is not assumed by the successor corporation will immediately vest in full, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation. Such options will also immediately vest in full in the event those options are assumed in the acquisition but the officer’s employment with us or the acquiring entity is subsequently involuntarily terminated within 18 months following the acquisition. In addition, such options will immediately vest in full if such officer’s employment with us is involuntarily terminated within 18 months following a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. In addition, certain of the option grants made to our Named Executive Officers and all options granted to our non-employee board members include limited stock appreciation rights. Options with this feature may be surrendered to us (whether or not then vested or exercisable) upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee is entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer. All options held by our non-employee directors will immediately vest in full upon changes in control or ownership.

Compensation Committee Interlocks and Insider Participation

      Mr. Coleman, Mr. Sutton, Mr. Waller and Mr. Loarie served as members of the Company’s Compensation Committee in the year ended December 31, 2002. Except for Mr. Coleman, who served as the Company’s interim Chief Executive Officer from November 1998 to May 1999, no member of the compensation committee has been an officer or employee of the Company at any time. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.

Board Compensation Committee Report on Executive Compensation

      Overview and Philosophy. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company’s Chief Executive Officer and each of the other executive officers of the Company.

      The Committee has adopted the following objectives as guidelines for its compensation decisions:

•	Provide competitive total compensation packages that enable the Company to attract and retain key executives.

•	Integrate all compensation programs with the Company’s short-term and long-term business objectives and strategic goals.

•	Ensure that compensation is meaningfully related to the value created for stockholders.

      Executive Officer Compensation Program Components. The Committee reviews the Company’s compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company’s compensation program for the Chief Executive and other executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options.

      Base Salary. Base salary levels for the Chief Executive and the other executive officers are determined, in part, through comparisons with companies in the local software industry and other companies with which the Company competes for personnel. In addition, the Committee evaluates individual experience and performance and specific issues particular to the Company, such as creation of stockholder value and achievement of specific Company milestones. The Committee reviews each executive’s salary once a year and may increase each executive’s salary at that time based on: (i) the individual’s increased contribution to the Company over the prior 12 months; (ii) the individual’s increased responsibilities over the prior 12 months; and (iii) any increase in median competitive pay levels.

      Annual Incentive Compensation. The Chief Executive and other executive officers are also eligible to receive cash incentive compensation. For executive officers other than the CEO, this compensation is intended to provide a direct financial incentive in the form of quarterly and annual cash bonuses based on the achievement during the fiscal year of specifically defined individual and corporate performance goals. Generally, twenty percent of the total possible incentive compensation is based on the achievement of individual accomplishments. The remaining 80% is based on the Company’s achievement of total billings and operating profitability goals, measured both quarterly and annually. The Chief Executive Officer’s bonus is paid annually and is based solely upon the Company’s achievement of annual billings and operating profitability goals. Bonus awards are set at a level competitive within the local software and high technology industries as well as among a broader group of technology companies of comparable size and complexity. Such companies are not necessarily included in the indices used to compare stockholder returns in the Stock Performance Graph.

      Long-Term Incentive Compensation. The 2000 Stock Incentive Plan is the Company’s long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executives will be more closely aligned. Executive officers are typically granted new stock options each year, which have exercise prices equal to the prevailing market value of the Company’s Common Stock on the date of grant, and generally have 10-year terms and vesting periods of four years. Awards are made at a level calculated to be competitive within both the local software industry and a broader group of technology companies of comparable size and complexity.

Summary

      After its review of all existing programs, the Committee continues to believe that the Company’s compensation program for its Chief Executive and other executive officers is competitive with the compensation programs provided by other companies with which the Company competes. The Committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS,

Bruce T. Coleman
Gary E. Sutton
Peter C. Waller

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return of the Company’s common stock to the weighted average return of stocks of companies included in the Nasdaq Stock Market — U.S. and a Nasdaq peer group index consisting of Computer and Data Processing Services companies from March 28, 2000 (the date the Company’s common stock began to trade publicly) through December 31, 2002. The Company’s fiscal year ends on December 31. The graph assumes $100 was invested at the close of trading on March 28, 2000 in the Company’s Common Stock and in each index. The total return for each of the Company’s Common Stock, the Nasdaq Stock Market — U.S. and the Nasdaq Computer and Data Processing Services Index assumes the reinvestment of dividends, although dividends have not been declared on the Company’s Common Stock. The Nasdaq Stock Market — U.S. tracks the aggregate price performance of equity securities of companies traded on the Nasdaq Stock Market. The Nasdaq Computer and Data Processing Services Index consists of companies with a Standard Industrial Classification Code identifying them as Computer and Data Processing Services companies. The stockholder return shown on the graph below should not be considered indicative of future stockholder returns and the Company will not make or endorse any predictions as to future stockholder returns.

	3/28/00	12/29/00	12/31/01	12/31/02

Websense, Inc.	$100.00	$30.37	$67.16	$44.74
Nasdaq Stock Market — U.S.	$100.00	$50.75	$40.27	$27.84
Nasdaq Computer and Data Processing Services	$100.00	$42.51	$34.23	$23.58

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, Audit Committee Charter, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Stock option grants to the Company’s directors are described in connection with Proposal 1, under the caption “Director Compensation.”

      The Company has entered into indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify each director or officer against certain expenses, including attorneys’ fees, judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer. These agreements also require the Company to advance expenses incurred by the individual in connection with any proceeding against him or her with respect to which such individual may be entitled to indemnification by the Company.

      Some of the Company’s stockholders are entitled to have their shares registered by the Company for resale.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely on review of the copies of Forms 3, 4 & 5 and amendments thereto furnished to the Company and written representations that no other reports were required, the Company believes that, during the period from January 1, 2002 through December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met in a timely manner except as set forth below.

      Upon his appointment as Vice President, Business Development, Kian Saneii timely filed an Initial Statement of Beneficial Ownership of Securities (Form 3) in August 2001. Although this Form 3 properly disclosed the Company stock options granted to Mr. Saneii upon his hiring, the Form 3 inadvertently failed to report 50 shares of Company stock owned by Mr. Saneii’s spouse. In November 2002, Mr. Saneii filed an amended Form 3 on which he reported his spouse’s ownership of these 50 shares.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

      Stockholder proposals that are intended to be presented at our 2004 annual meeting must be received no later than December 31, 2003, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in our bylaws. In addition, the proxy solicited by the Board of Directors for the 2004 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 15, 2004. Stockholders are also advised to review the Company’s Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, only one Proxy Statement and set of accompanying materials is being delivered by the Company to multiple security holders sharing an address until the Company receives contrary instructions from one or more of the security holders. The Company will deliver, promptly upon written or oral request, a separate copy of the Proxy Statement and accompanying materials to a security holder at a shared address to which a single copy of the documents was delivered. A security holder who wishes to receive a separate copy of the Proxy Statement and accompanying materials now or in the future, or security holders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Chief Financial Officer, or call 877-273-7379.

ANNUAL REPORT

      A copy of the Annual Report of the Company for the 2002 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

      The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 28, 2003. The Company will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Chief Financial Officer.

BY ORDER OF THE BOARD OF DIRECTORS,

Douglas C. Wride
Chief Financial Officer and Corporate Secretary

Dated: April 30, 2003

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 11, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John B. Carrington, Douglas C. Wride and Michael A. Newman, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Websense, Inc., to be held on Wednesday, June 11, 2003, or at any postponements or adjournments thereof, as specified below with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 11, 2003 and the proxy statement.

THIS PROXY CONFERS ON THE PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS.

Please Detach Here

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

ê	DETACH PROXY CARD HERE	ê

1.	To elect two directors to serve for three-year terms ending at the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS

Nominees: 01 Bruce T. Coleman and 02 John F. Schaefer

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

EXCEPTIONS

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1 and 2 and will be voted by the proxyholder at his discretion as to any other matters properly transacted at the meeting or any adjournments thereof.

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

☐	CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

☐	Check here for address change

Dated:	, 2003

Name of Stockholder

Authorized Signatures(s)

NOTE: If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.